Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 12, 2021, with respect to the consolidated financial statements of Senti Biosciences, Inc. and subsidiary, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

February 14, 2022